                                                                       EXHIBIT 8

                                SUPPORT AGREEMENT


         THIS SUPPORT AGREEMENT (this "Agreement") is made and entered into as of July 28, 1998, by and between Networks Associates, Inc., a Delaware corporation ("Parent"), and Kenneth Kucera ("Seller").

                                    RECITALS

         A. Concurrently with the execution and delivery of this Agreement, Parent, Cyclone Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Parent, and CyberMedia, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Purchaser agrees to make a tender offer (the "Offer") for all outstanding shares of common stock, par value $.01 per share (the "Shares"), of the Company, at a price of $9.50 per Share (the "Offer Price") net to the seller in cash, to be followed by a merger (the "Merger") of Purchaser with and into the Company (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

         B. As of the date hereof, Seller beneficially owns directly 0 Shares (the "Owned Shares"); and

         C. As a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and Purchaser have required that Seller agree, and, in order to facilitate the Offer and the Merger, Seller is willing to agree, (i) to tender pursuant to the Offer the Owned Shares, together with any Shares acquired after the date hereof and prior to the termination of the Offer, whether upon the exercise of options, conversion of convertible securities or otherwise (collectively, the "Tender Shares"), on the terms and subject to the conditions provided for in this Agreement and (ii) to enter into the other agreements set forth herein.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. Agreement to Tender and Vote.

            1.1 Tender. Seller hereby agrees to validly tender (or cause the record owner of such shares to validly tender) the Tender Shares pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer (but in no event later than five business days after the filing of the Offer Documents with the SEC, in the case of the Owned Shares, or the first business day following their acquisition, in the case of any other Tender Shares), by physical delivery of the certificates therefor and to not withdraw such Tender Shares, except following termination of this Agreement pursuant to Section 2 hereof. Seller hereby acknowledges and agrees that Parent's and Purchaser's obligation to accept for payment and pay for the Tender Shares is subject to the terms and conditions of the Offer. Seller hereby agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all related documents and schedules filed with the SEC) his identity and ownership of the Tender Shares and the nature of his commitments, arrangements and understandings under this Agreement.

            1.2 Voting. Seller hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, Seller shall (a) vote the Tender Shares in favor of the Merger;
(b) vote the Tender Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Tender Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any change in the management or Board of Directors of the Company, except as otherwise agreed to in writing by Parent; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business.

            1.3 Grant of Irrevocable Proxy; Appointment of Proxy.

                (a) Seller hereby irrevocably grants to, and appoints William L. Larson and Richard Hornstein, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, Seller's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Seller, to vote the Tender Shares in favor of the Merger and otherwise as contemplated by Section 1.2.

                (b) Seller represents that any proxies heretofore given in respect of the Tender Shares are not irrevocable, and that any such proxies are hereby revoked.

                (c) Seller understands and acknowledges that Parent is entering into the Merger Agreement in reliance, among other things, upon Seller's execution and delivery of this Agreement. Seller hereby affirms that the irrevocable proxy set forth in this Section 1.3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Seller under this Agreement. Seller hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Seller hereby ratifies and confirms all that such proxies and attorneys-in-fact may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

            1.4 No Inconsistent Arrangements. Seller hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not:

                (a) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Tender Shares or any interest therein; provided, however, that Seller may transfer (i) the Tender Shares by will or intestacy, and (ii) up to 10% of the Tender Shares as a bona fide gift or gifts, provided that prior to any such permitted transfer, each transferee shall agree in writing (in a form satisfactory to Parent) that such transferee will receive and hold such Tender Shares subject to the provisions of this Agreement;

                (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Tender Shares or any interest therein;

                (c) grant any proxy, power-of-attorney or other authorization in or with respect to any or all of the Tender Shares;

                (d) deposit the Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Tender Shares; or

                (e) take any other action that would make any representation or warranty of Seller hereunder untrue or incorrect.

            1.5 Waiver of Appraisal Rights. Seller hereby waives any rights of appraisal or rights to dissent from the Merger that he may have under applicable law.

         2. Expiration. This Agreement and Seller's obligation to tender provided herein shall terminate on the earlier of the payment for the Tender Shares pursuant to the Offer and the termination of the Merger Agreement in accordance with its terms.

         3. Representation and Warranties. Seller hereby represents and warrants to Parent as follows:

            3.1 Title. Seller has good and valid title to the Owned Shares and, upon the acquisition thereof, will have good and valid title to any other Tender Shares, in each case, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature and, upon the purchase of the Tender Shares by Purchaser, Seller will deliver good and valid title to the Tender Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature.

            3.2 Ownership of Shares. On the date hereof, the Owned Shares are owned of record or beneficially by Seller and, on the date hereof, the Owned Shares constitute all of the Shares owned of record or beneficially by Seller. Seller has sole voting power and sole power of disposition with respect to all of the Owned Shares, with no restrictions, subject to applicable federal securities laws, on Seller's rights of disposition pertaining thereto.

            3.3 Power; Binding Agreement. Seller has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller will not violate any other agreement to which Seller is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

            3.4 No Conflicts. Other than in connection with or in compliance with the provisions of the Exchange Act and the HSR Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, encumbrance, pledge, charge or claim upon any of the properties or assets of Seller under, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Seller is a party or by which his properties or assets are bound.

         4. Additional Shares. Seller hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any Shares acquired by Seller after the date hereof.

         5. Further Assurances. From time to time, at Parent's request and without further consideration, Seller shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by
Section 1 of this Agreement.

         6. Miscellaneous.

            6.1 Non-Survival. The representations and warranties made herein shall terminate upon Seller's sale of the Tender Shares to Purchaser in the Offer, other than Seller's representation and warranty in Section 3.1, which shall survive the sale of the Tender Shares and the termination of this Agreement following such sale.

            6.2 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

            6.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery or telecopy or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

            If to Seller:        Kenneth Kucera
                                 2850 Ocean Park Boulevard, Suite 100
                                 Santa Monica, CA 90405

            copy to:             Wilson Sonsini Goodrich & Rosati, P.C.
                                 650 Page Mill Road
                                 Palo Alto, CA 94304-1050
                                 Attention: Arthur F. Schneiderman, Esq.
                                            Blair W. Stewart, Esq.
                                            Daniel R. Mitz, Esq.
                                 Fax:       (650) 493-6811

            If to Parent:        Networks Associates, Inc.
                                 2865 Bowers Avenue
                                 Santa Clara, CA 95051
                                 Attention:  Richard Hornstein, Esq.
                                 Fax: (408) 346-3038

            copy to:             Gray Cary Ware & Freidenrich LLP
                                 400 Hamilton Avenue
                                 Palo Alto, CA 94301
                                 Attention: Dennis C. Sullivan, Esq.
                                            Bradley J. Rock, Esq.
                                 Fax:       (650) 327-3699

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            6.6 Specific Performance. Seller recognizes and acknowledges that a breach by him of any covenants or agreements contained in this Agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore Seller agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            6.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

            6.8 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            6.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

             IN WITNESS WHEREOF, Parent and Seller have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:                                        SELLER:
NETWORKS ASSOCIATES, INC.                      KENNETH KUCERA


By:    /s/ RICHARD HORNSTEIN                   By:   /s/ KENNETH C. KUCERA
       ---------------------------                   --------------------------

Name:  Richard Hornstein                       Name: Kenneth C. Kucera

Date:  July 27, 1998                           Date: July 27, 1998